Exhibit 10.59

A request for confidential treatment has been made with respect to the portion of the following document that is marked with [*CONFIDENTIAL*].  The redacted portion has been filed separately with the Securities and Exchange Commission.

August 27, 2008

Steven L. Spinner
313 Randolph Square Parkway
Richmond, VA 23238

Dear Steve:

I am pleased to extend this offer of employment to you as President & Chief Executive Officer (CEO).  Your first day of employment with United Natural Foods, Inc. ( “UNFI” or the “Company”), and the effective date of the letter will be the actual date on which you commence employment on or before September 15, 2008.   This offer is contingent upon completion of a form I-9 and your and the Company’s execution of a mutually satisfactory severance agreement (Exhibit A).

As discussed, the following information outlines the details of your future employment with the Company:

•
You will be paid an annual salary of $775,000, which will be prorated for any portion of any fiscal year you are employed by the Company and which will be paid annually in accordance with the Company’s payroll practices. Pay dates occur every other Thursday.

•
You will be eligible for an annual bonus up to 100% of your base salary.  Fifty percent of this bonus will be guaranteed for the first year of employment.  Fiscal year 2009 objectives will be determined by discussion between you and the Chair of the Compensation Committee of the Company’s Board of Directors prior to November 1, 2008.

•
You will be eligible to participate in the Company’s stock option program.  You will receive your first grant of 150,000 (30,000 options; 36,000 restricted stock) option equivalent shares on the first day of your employment with the Company. This grant vests in four equal annual installments beginning on the first anniversary of the grant date.  Any future grants will be made at the sole discretion of the Compensation Committee based on your position and compensation.  It is currently anticipated that additional grants will be considered by the Compensation Committee on an annual basis.

•
You will also be eligible to receive an additional grant of 50,000 restricted performance share units based on the criteria and metrics outlined in Exhibit B to this offer letter and no more than 5 non-financial goals to be set by mutual agreement between you and the Compensation Committee.  The performance period of approximately 2 years will run through fiscal year 2010 and be assessed as of August 1, 2010. The Compensation Committee will consider annually, additional share unit grants.

•	You will be eligible to participate in the Company’s Non-Qualified Deferred Compensation plan. Enrollment in this plan must occur within 30 days of your date of hire.

•	You will receive a severance agreement and change of control in the form attached to this offer letter.

•	Your effective date for insurance coverage (medical, dental, vision, life, accidental death/ dismemberment, short-term disability, and long-term disability) will coincide with your date of hire.

•
You will be eligible to participate in the Company’s 401(k) Profit Sharing Plan on the 1st day of your seventh month, the month following 6 months of service with the Company. The Company matches 50 cents on every dollar of eligible contributions up to 8%. Vesting schedules apply.

•	You will be eligible to participate in the Company’s Employee Stock Ownership Plan (ESOP) after one year of service based on the provisions of that plan.

•	You will receive 4 weeks of vacation during the first year and subsequent years of employment.

•	You will be reimbursed for reasonable living and transportation expenses in the Providence, RI area while you continue to keep your primary residence in Richmond, VA.

•
Subject to approval by the Nominating and Governance Committee and the Company’s Board of Directors in accordance with the Company’s Bylaws, it is anticipated that you will be appointed to the Company’s Board of Directors to serve as a [Class III] director beginning on your date of hire until the Company’s annual meeting of stockholders in [2008] or your earlier death, resignation or removal from the Board of Directors.  In your role as a member of the Board of Directors, you will be expected to attend all meetings of the Board of Directors and general meetings of the Company’s stockholders and such other meetings relating to the Company as it is appropriate for you to attend for the performance of your role. Class III directors are elected in December, 2008 by the Shareholders for 3 year terms.

•
As the Company’s chief executive officer and as a Director, you will be required to comply with the reporting and trading requirements of Section 16 of the Securities Exchange Act of 1934 and the Company’s stock trading policy. Additional information regarding the requirements of that Act and the Company’s internal compliance procedures will be provided to you during your orientation.

A new hire orientation will be scheduled for you to attend within your first week of employment in Dayville, CT. Please bring two forms of identification with you for I-9 verification. For benefits enrollment, you will also need to furnish, if applicable, the social security numbers and birth dates for all dependents (including your spouse, if applicable). For retirement plans and life insurance purposes, you will need to provide current address information for all beneficiaries. You will be subject to all other Company policies and procedures applicable to all employees of our organization, including the Company’s Standards of Business Ethics.

The Company is an equal opportunity employer and complies with all laws applicable to employers.  The Company also is an “at will” employer. This means that your employment is for no definite period of time and may be terminated at any time by you or the company with or without cause for any lawful reason. The “at will” status of your employment can be modified only by a written individual contract signed by you and the Chair of the Board of Directors of the Company. This letter states the full terms of our offer of employment and supersedes all previous offers or other communications by any representative of the company regarding the terms of your employment.

If you agree with the terms of employment described above, please execute and return to the undersigned a copy of this letter no later than August 29, 2008.  We look forward to you joining the Company and are confident your skills and expertise will make an immediate contribution to the growth of our company.

Sincerely,

/s/ Thomas B. Simone

Thomas B. Simone
Chair of the Board

/s/ Steven L. Spinner	8/27/08
______________________________	_______________
Signature : Steven L. Spinner	Date

EXHIBIT A

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (“Agreement”) is effective as of ____16___, 2008, and is made by and between United Natural Foods, Inc., a Delaware corporation (the “Company”), and Steven Spinner (“Employee”).  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including without limitation the Employee’s willingness to continue his employment with the Company and the other obligations of the parties hereunder, the parties hereby agree as follows:

1.           The following terms shall have the following definitions:

(a)           the term “Act” shall mean the Securities Exchange Act of 1934, as amended to date.

(b)           the term “Affiliate” shall mean any corporation which is a subsidiary of the Company within the definition of “subsidiary corporation” under Section 424(f) of the Internal Revenue Code of 1986, as amended.

(c)           the term “Cause” shall mean (i) conviction of Employee under applicable law of (A) any felony or (B) any misdemeanor involving moral turpitude, (ii) unauthorized acts intended to result in Employee’s personal enrichment at the material expense of the Company or its reputation, or (iii) any violation of Employee’s duties or responsibilities to the Company which constitutes willful misconduct or dereliction of duty, or material breach of Section 6 of this Agreement.

(d)           The term “Change in Control” means the happening of any of the following:

(i)           any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Act, but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii)           the stockholders of the Company shall approve a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 60% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

(iii)           the purchase of 30% or more of the Stock pursuant to any tender or exchange offer made by any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Act), other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates.

(e)           the term “Change in Control Date” means the date on which a Change in Control occurs.  Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Employee’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement, the “Change of Control Date” shall mean the date immediately prior to the date of such termination of employment.

(f)           the term “Disability” shall have the meaning set forth in the long term disability provisions of the United Natural Foods Employee Welfare Benefit Plan, or any successor long term disability plan (the “Benefit Plan”), and no Disability shall be deemed to occur under the Benefit Plan until the Employee meets all applicable requirements to receive benefits under the long term disability provisions of such Benefit Plan; provided, however, in the event that the Benefit Plan does not provide long term disability insurance benefits then the Employee’s employment hereunder cannot be terminated for Disability and any termination of the Employee during such a period shall constitute a termination by the Company without Cause.

(g)           the term  “Equity Plan” shall mean the Company’s  2002 Stock Incentive Plan, as amended from time to time, the Company’s Employee Stock Ownership Plan, as amended from time to time, and  any other current or future plan, program or arrangement of the Company or its affiliates pursuant to which stock options, restricted stock or other equity awards are made, including, but not limited to, the 2004 Equity Incentive Plan.

(h)           the term the “Good Reason” shall mean, without the Employee’s express written consent, the occurrence of any one or more of the following: (i) the assignment of Employee to duties materially adversely inconsistent with the Employee’s current duties, and failure to rescind such assignment within thirty (30) days of receipt of notice from the Employee; (ii) a material reduction in the Employee’s title, executive authority or reporting status; (iii) a relocation more than fifty miles from the Company’s Dayville, Connecticut offices; (iv) a reduction by the Company in the Employee’s base salary, or the failure of the Company to pay or cause to be paid any compensation or benefits hereunder when due or under the terms of any plan established by the Company, and failure to restore such base salary or make such payments within five (5) days of receipt of notice from the Employee; (v) failure to include the Employee in any new employee benefit plans proposed by the Company or a material reduction in the Employee’s level of participation in any existing plans of any type; provided that a Company-wide reduction or elimination of such plans shall not be a violation of this Section (v); or (vi) the failure of the Company to obtain a satisfactory agreement from any successor to the Company with respect to the ownership of substantially all the stock or assets of the Company to assume and agree to perform this Agreement.

2.           In the event (a) the Employee is terminated for reasons other than Cause, death or Disability or (b) the Employee resigns for Good Reason, then the Company shall pay to the Employee (i) within ten (10) days following his termination of employment any unpaid base salary and accrued and unpaid vacation as of the date of such termination or resignation and (ii), at such time as it would have been paid if the Employee had not been terminated, any bonus in respect of the prior year which has not been paid (collectively such unpaid base salary, accrued vacation and bonuses, the “Accrued Payments”), and subject to the provisions of Section 8 below, the Company shall also continue to pay Employee’s base salary, subject to applicable withholding and deductions, and provide Employee and his eligible dependents with medical benefits in effect as of the date of such termination or resignation for a period of one (1) year following the termination of Employee’s employment.  In addition, solely in the event of a termination without Cause, (A) the Company shall pay Employee (x) a pro rata bonus (based on the number of full calendar months elapsed in the fiscal year of termination) for the year of termination, payable at such time as such bonus normally would be paid if the Employee’s employment had not terminated (the “Pro-Rata Bonus”), and (y) an amount equal to the pro rata portion (based on the number of full calendar months elapsed in the fiscal year of termination) of the unvested balance of the Employee Stock Ownership Plan which would vest on the next anniversary date following the date of the Employee’s termination, and (B) a pro rata portion (based on the number of full calendar months elapsed in the fiscal year of termination) of (i) the stock options awarded to the Employee not previously exercisable and vested which would otherwise become exercisable on the next anniversary date following the date of the Employee’s termination of employment, shall become fully vested and exercisable, and (ii) any Restricted Stock granted to Employee under any Equity Plan which is still subject to restrictions, that would have otherwise vested or had restrictions thereon removed on the next anniversary date following the date of the Employee’s termination, shall become vested and/or have any restrictions thereon removed, as the case may be.  The foregoing notwithstanding, if the Employee is a “specified employee” of the Company (within the meaning of Section 409A of the Internal Revenue Code and its regulations and other guidance (“Section 409A”)), any payment that would otherwise be made pursuant to this Section 2 or Section 4 below during the six-month period beginning on the date of termination of employment that constitutes “nonqualified deferred compensation” within the meaning of Section 409A shall be accrued and paid on the date that is six months and one day after the date of Employee’s “separation of service” with the Company (within the meaning of Section 409A of the Code) or, if earlier, the Employee’s date of death, and no interest or other adjustments shall be made to reflect the delay in payment.

3.           In the event of termination for Cause, death or Disability, or resignation for other than Good Reason, the Company shall be under no obligation other than to provide the Accrued Payments; provided, however, that with respect to a termination for Cause, the Company may withhold any compensation due to Employee as a partial offset against any damages suffered by the Company as a result of Employee’s actions.

4.           In the event (a) the Employee is terminated for reasons other than Cause, death or Disability or (b) the Employee resigns for Good Reason, and such termination or resignation takes place on or within one (1) year after the Change in Control Date, then, in lieu of the compensation and benefits set forth in Section 2 hereof, and subject to any limitation imposed under applicable law and Section 8 of this Agreement, Employee shall receive, (i) the Accrued Payments, within ten (10) days following the termination of Employee’s employment, (ii) a lump sum payment equal to (x) three (3) times the Employee’s base salary plus (y) an amount equal to the average annual bonus paid to the Employee over the three years prior to the termination of employment (in the event the employee has not yet received three bonuses, then the average of the bonuses he has received, and if he has not received any bonuses as of the time of the termination of his employment, then the Employee’s target bonus), which shall be paid within sixty (60) days of such termination or resignation, (iii) the Pro-Rata bonus, payable at such time such bonus normally would be paid if the Employee had not been terminated, and (iv) an amount equal to any unvested account balance Employee has under the Employee Stock Ownership Plan.  In addition, (A) any and all Options awarded to the Employee not previously exercisable and vested shall become fully vested and exercisable, (B) all restrictions shall lapse on and Employee shall become fully vested in all rights to restricted stock granted to Employee under any Equity Plan, and (C) the Company shall continue to provide Employee and his eligible dependents with medical benefits in effect as of the date of such termination or resignation for a period of three (3) years following the termination of his employment.

The foregoing notwithstanding, if the Employee is a “specified employee” of the Company (within the meaning of Section 409A, any payment, subject to the next succeeding sentence of this paragraph, that would otherwise be made pursuant to this Section 4 during the six-month period beginning on the date of termination of employment that constitutes “nonqualified deferred compensation” within the meaning of Section 409A shall be accrued and paid on the date that is six months and one day after the date of Employee’s “separation of service” with the Company (within the meaning of Section 409A of the Code) or, if earlier, the Employee’s date of death, and no interest or other adjustments shall be made to reflect the delay in payment.  In addition to the foregoing provisions of this Section 4, in the event that the Change in Control that triggers payments and benefits under this Section 4 does not constitute a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A, the payment of one year of base salary under Section 4(i) shall be made in the form of salary continuation over a period one (1) year rather than as a single lump sum and the remainder shall be paid as a lump sum in accordance with the requirements of this Section 4.

5.           In the event that any payments or benefits that are paid or payable to or for the benefit of the Employee pursuant to this Agreement or the offer letter between the Corporation and the Employee dated August __, 2008 (the “Offer Letter”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), the Executive shall be entitled to receive an additional payment (a “280G Gross-Up Payment”) determined in accordance with Exhibit A hereto.

6.           The availability, if any, of any other benefits shall be governed by the terms and conditions of the plans and/or agreements under which such benefits are granted.  The benefits granted under this Agreement are in addition to, and not in limitation of, any other benefits granted to Employee under any policy, plan and/or agreement.

7.           Employee covenants with the Company as follows (as used in this Section 7, “Company” shall include the Company and its subsidiaries and affiliates):

(a)           Employee shall not knowingly use for Employee’s own benefit or disclose or reveal to any unauthorized person, any trade secret or other confidential information relating to the Company, or to any of the businesses operated by it, including, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, potential business interests, marketing, promotional pricing and financing techniques, or other information relating to the business of the Company, and Employee confirms that such information constitutes the exclusive property of the Company.  Such restrictions shall not apply to information which is (i) generally available in the industry, (ii) disclosed through no fault of Employee or (iii) required to be disclosed pursuant to applicable law or regulation or the order of a governmental or regulatory body (provided that the Company is given reasonable notice of any such required disclosure).  Employee agrees that Employee will return to the Company upon request, but in any event upon termination of employment, any physical embodiment of any confidential information and/or any summaries containing any confidential information, in whole in part, in any media.

(b)           During the term of employment, and for a period of one year following termination of such employment for any reason, Employee shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity), anywhere in the United States in any activities with the following companies, that include Tree of Life or any of its subsidiaries, Nature’s Best, C&S Distributors or any other company which is a direct competitor of the Company with respect to (i) the Company’s activities on the date hereof and/or (ii) any activities which the Company becomes involved in during the Employee’s term of employment; provided, however, that Employee’s ownership as a passive investor of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation so engaged, shall not by itself be deemed to constitute such competition. Further, during such one-year period Employee shall not act to induce any of the Company’s vendors, customers or employees to take action might be disadvantageous to the Company or otherwise disturb such party’s relationship with the Company.

(c)           Employee hereby acknowledges that Employee will treat as for the Company’s sole benefit, and fully and promptly disclose and assign to the Company without additional compensation, all ideas, information, discoveries, inventions and improvements which are based upon or related to any confidential information protected under Section 6(a) herein, and which are made, conceived or reduced to practice by Employee during Employee’s employment by the Company and within one year after termination thereof.  The provisions of this subsection (c) shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by Employee alone or with others, whether during or after usual working hours, either on or off the job, directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the realm of Employee’s duties.

(d)           Employee shall, upon request of the Company, but at no expense to Employee, at any time during or after employment by the Company, sign all instruments and documents and cooperate in such other acts reasonably required to protect rights to the ideas, discoveries, inventions, improvements and knowledge referred to above, including applying for, obtaining and enforcing patents and copyrights thereon in any and all countries.

(e)           Employee recognizes that the possible restrictions on Employee’s activities which may occur as a result of Employee’s performance of Employee’s obligations under this Agreement are required for the reasonable protection of the Company and its investments, and Employee expressly acknowledges that such restrictions are fair and reasonable for that purpose.  Employee further expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Agreement, and that the Company, in addition to all other remedies hereunder, shall be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or violation or threatened breach or violation, in any court of competent jurisdiction.  If any of the provisions of this Agreement are held to be in any respect an unreasonable restriction upon Employee then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.  Employee expressly agrees that all payments and benefits due Employee under this Agreement shall be subject to Employee’s compliance with the provisions set forth in this Section 6.

(f)           Except with respect to any shorter term as expressly provided herein, this Section 6 shall survive the expiration or earlier termination of Employee’s relationship with the Company for a period of ten (10) years.

8.           All payments and benefits under this Agreement are conditioned on the Employee’s executing and not revoking a release of claims against the Company, which release must be executed, not be revoked and have become irrevocable within sixty (60) days of the Employee’s termination or resignation.  The Employee shall not be required to release (i) any rights the Employee has under this Agreement or during the term of his employment under the Offer Letter, (ii) any rights that Employee has pursuant to any plan, program or agreement subject to the Employee Retirement Security Act of 1974, as amended, (iii) any rights pursuant to any incentive or compensation plans of the Company or its affiliates, any Equity Plan or any rights pursuant to any award agreements issued pursuant to any incentive or compensation plan of the Company or its affiliates or any Equity Plan, (iv) any rights the Employee and his beneficiaries may have to continued medical coverage under the continuation coverage provisions of the Internal Revenue Code, the Employee Retirement Income Security Act of 1974 or applicable state law or (v) any rights the Employee may have to indemnification under state or other law or the Certificate of Incorporation or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when the Employee was a director or officer of the Company or any affiliated company.

9.           The Employee shall not be required to seek alternative employment during any period in which he receives payments or benefits under Sections 2 or 4 of this Agreement, nor shall such payments or benefits be reduced to reflect any compensation or benefits received by Employee from any employment which does not violate Section 6 of this Agreement.

10.           This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in force and effect.  This Agreement has been executed and delivered in the State of Connecticut, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State.  This Agreement, together with the provisions of the Offer Letter setting forth the compensation and benefits to which you are entitled while you are employed by the Company, contain the entire understanding between the parties hereto and supersedes any and all prior agreements, oral or written, on the subject matter hereof between the Company and Employee, but it is not intended to, and does not, limit any prior, present or future obligations of the Employee with respect to confidentiality, ownership of intellectual property and/or non-competition which are greater than those set forth herein.

[signature block appears on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending the Agreement to become binding and effective as of the date and year first written above.

United Natural Foods, Inc.                                                                                        Employee

By  /s/ Thomas B. Simone                                                                                       By /s/ Steven L. Spinner

EXHIBIT A
EXCISE TAX GROSS-UP

1)           Gross-Up Payment - If any payment or benefit received or to be received by the Employee from the Company pursuant to the terms of Section 4 of the Agreement to which this Exhibit A is attached or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Code Section 4999 as determined in accordance with this Exhibit A, the Company shall pay the Employee, at the time specified below, an additional amount (the “Gross-Up Payment”) such that the net amount that the Employee retains, after deduction of the Excise Tax on the Payments and any federal, state, and local income tax upon the Gross-Up Payment (but not upon the Payments) and the Excise Tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by the Employee with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in section 1274(d) of the Code) in such calculation) of the Payments at the time such Payments are to be made.

2)           Calculations - For purposes of determining whether any of the Payments shall be subject to the Excise Tax and the amount of such excise tax,

The total amount of the Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b))(1) of the Code shall be treated as subject to the excise tax, except to the extent that, in the written opinion of independent counsel selected by the Company and reasonably acceptable to the Employee (“Independent Counsel”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax;

The amount of the Payments that shall be subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Payments or (ii) the amount of “excess parachute payments” within the meaning of section 280G(b)(l) of the Code (after applying clause (a), above); and

The value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of section 280G(d)(3) and (4) of the Code.

3)           Tax Rates - For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Employee’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates, including, but not limited to, any alternative minimum tax restrictions resulting solely from the Employee’s Compensation from the Employer which limit the Employee’s ability to deduct State and local taxes.

4)           Time of Gross-Up Payments - The Gross-Up Payments provided for in this Exhibit A shall be made upon the earlier of (a) the payment to the Employee of any Payment or (b) the imposition upon the Employee, or any payment by the Employee, of any Excise Tax; provided that all such Gross-Up Payments shall be made prior to the end of the Employee’s taxable year next following the taxable year in which the taxes are remitted to the taxing authority.

5)           Adjustments to Gross-Up Payments - If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of Independent Counsel that the Excise Tax is less than the amount previously taken into account hereunder, the Employee shall repay the Company, within 30 days of his receipt of notice of such final determination or opinion, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state, and local income tax imposed on the Gross-Up Payment being repaid by the Employee if such repayment results in a reduction in Excise Tax or a federal, state, and local income tax deduction) plus any interest received by the Employee on the amount of such repayment, provided that if any such amount has been paid by or on behalf of the Employee as an Excise Tax or other tax, the Employee shall cooperate with the Company in seeking a refund of any tax overpayments, and the Employee shall not be required to make repayments to the Company until the overpaid taxes and interest thereon are refunded to the Employee.

6)           Additional Gross-Up Payment - If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of Independent Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within 30 days of the Company’s receipt of notice of such final determination or opinion.

7)           Change In Law or Interpretation - In the event of any change in or further interpretation of Section 280G or 4999 of the Code and the regulations promulgated thereunder, the Employee shall be entitled, by written notice to the Company, to request a written opinion of Independent Counsel regarding the application of such change or further interpretation to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable.

8)           Fees And Expenses - All fees and expenses of Independent Counsel incurred in connection with this Exhibit A shall be borne by the Company.

9)           Survival - The Company’s obligation to make a Gross-Up Payment with respect to Payments made or accrued prior to the termination of Employee’s employment shall survive such termination.

10)           Defined Terms - Except where clearly provided to the contrary, all capitalized terms used in this Exhibit A shall have the definitions given to those terms in the Agreement to which this Exhibit A is attached.

EXHIBIT B

[*CONFIDENTIAL*]